Exhibit 10(bb)

SUMMARY OF NEW DEFERRED COMPENSATION PLAN

The new deferred compensation plan will be effective January 1, 2006. Eligible participants will be employees of Sprint Nextel Corporation and its subsidiaries at director level and above and outside directors of Sprint Nextel.

Eligible employees will be allowed to elect, in the year before the compensation is earned, to contribute up to 75% of base salary and up to 100% of incentive compensation, in increments of 1%. Outside directors will be allowed to contribute up to 100% of director fees in increments of 1%. All contributions, and earnings credited to contributions, will be 100% vested.

Investment options will be selected by the Employee Benefits Committee in a manner designed to offer diversification across an array of asset classes. The investment options will include phantom share units representing shares of Sprint Nextel’s common stock. All investments will be unfunded obligations of Sprint Nextel.

Participants will be able to transfer between investment options on any business day, but only four transfers may be made in each calendar year and three months must elapse between transfers.

Participants will be able to elect payment of benefits to begin on a specified date at least five (5) years in the future or on termination of the participant’s employment (subject to a six months delay to the extent required under Internal Revenue Code Section 409A), in the form of a lump sum or annual installments over two to fifteen years. Notwithstanding the participant’s election and subject to Internal Revenue Code Section 409A, benefits will be immediately distributed in a lump sum upon the participant’s death, termination of the participant’s employment if the aggregate account balance is less than $20,000, or termination of the participant’s employment within one year of a change in control of Sprint Nextel. In the event of a participant’s long-term disability, distribution will began immediately in a lump sum or installments as elected. All distributions will be made in cash.